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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 5

ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(h) of the Investment Company Act of 1940

☐	Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
☐	Form 3 Holdings Reported
☐	Form 4 Transactions Reported

1.	Name and Address of Reporting Person*	2.	Issuer Name and Ticker or Trading Symbol				3.	I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
	Pratt, Jack E. (Last) (First) (Middle)		Hollywood Casino Corporation (AMEX-HWD)

	Two Galleria Tower, Suite 1000, 13455 Noel Road, LB 48	4.	Statement for Month/Year				5.	If Amendment, Date of Original (Month/Year)
			December 31, 2002
	(Street)	6.	Relationship of Reporting Person(s) to Issuer (Check All Applicable)				7.	Individual or Joint/Group Reporting (Check Applicable Line)
	Dallas, Texas 75240 (City) (State) (Zip)		☒	Director	☒	10% Owner		☒ Form filed by One Reporting Person
			☐	Officer (give title below)				☐ Form filed by More than One Reporting Person
			☐	Other (specify below)

Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	2A.	Deemed Execution Date, if any (Month/Day/Year)	3.	Transaction Code (Instr. 8)	4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned at the End of Issuer's Fiscal Year (Instr. 3 and 4)	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)

									Amount	(A) or (D)	Price

	Class A Common Stock		12/17/02				G		400,000 Shares	D			3,760,477 Shares		D

	Class A Common Stock												487,568 Shares		I		By Minor Son **

	Class A Common Stock												487,568		I		By Minor Daughter**

	Class A Common Stock												14,000		I		By MEP Family Partnership

	Class A Common Stock												7,000		I		By CLP Family Partnership

	Class A Common Stock												81,458		I		By C.A. Pratt Partners, Ltd. Limited Partnership***

*	If the form is filed by more than one reporting person, see instruction 4(b)(v).
**	The Reporting Person is custodian for minor child under Uniform Gifts to Minors Act. The Reporting Person disclaims beneficial ownership of such securities.
***	The Reporting Person is General Partner of and now owns a 4.9609% interest in this entity.

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)	2.	Conversion or Exercise Price of Derivative Security	3.	Transaction Date (Month/Day/Year)	3A.	Deemed Execution Date, if any (Month/Day/Year)	4.	Transaction Code (Instr. 8)	5.	Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

											(A)	(D)

	Employee Stock Option (Right to Buy)-1996 Long-Term Incentive Plan		$5.0625

	Employee Stock Option (Right to Buy)-1996 Long-Term Incentive Plan		$1.25

	Employee Stock Option (Right to Buy)-1996 Long-Term Incentive Plan		$1.75

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned — Continued (e.g., puts, calls, warrants, options, convertible securities)

6.	Date Exercisable and Expiration Date (Month/Day/Year)		7.	Title and Amount of Underlying Securities (Instr. 3 and 4)		8.	Price of Derivative Security (Instr. 5)	9.	Number of Derivative Securities Beneficially Owned at End of Year (Instr. 4)	10.	Ownership of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)	11.	Nature of Indirect Beneficial Ownership (Instr. 4)

	Date Exercisable	Expiration Date		Title	Amount or Number of Shares

	*	5/5/2010		Class A Common Stock					125,000 Shares		D

	10/6/99	4/5/2004		Class A Common Stock					450,000 Shares		D

	12/19/98	6/19/2003		Class A Common Stock					150,000 Shares		D

Explanation of Responses:

* Option granted under the Hollywood Casino Corporation 1996 Long-Term Incentive Plan is exercisable in cumulative increments of 25,000 shares each on May 5, 2001, May 5, 2002, May 5, 2003, May 5, 2004 and May 5, 2005 respectively.

/s/ Jack E. Pratt	February 14, 2003
**Signature of Reporting Person	Date

**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:	File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.